Exhibit 99.1

Gulf Island Fabrication, Inc. Reports First Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--April 25, 2013--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $2.8 million ($.19 diluted EPS) on revenue of $150.4 million for its first quarter ended March 31, 2013, compared to net income of $6.8 million ($.47 diluted EPS) on revenue of $113.1 million for the first quarter ended March 31, 2012.

The company had a revenue backlog of $453.2 million and a labor backlog of approximately 3.5 million man-hours at March 31, 2013, compared to a revenue backlog of $537.0 million and a labor backlog of 4.4 million man-hours reported as of December 31, 2012, which included projects totaling $230 million and 2 million man-hours awarded in 2013 through March 13, 2013.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	March 31, 2013	December 31, 2012
Cash and cash equivalents	$12,254	$24,888
Total current assets	229,393	173,604
Property, plant and equipment, at cost,net	227,296	229,216
Total assets	457,364	403,495
Total current liabilities	134,482	92,274
Debt	10,000	0
Shareholders' equity	274,970	273,500
Total liabilities and shareholders' equity	457,364	403,495

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, April 26, 2013 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended March 31, 2013. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.596.2569. A digital rebroadcast of the call is available two hours after the call and ending May 2, 2013 by dialing 1.888.203.1112, replay passcode: 1457583.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms “TLPs”, “SPARs”, “FPSOs”, and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012

Revenue	$150,422	$113,083
Cost of revenue	143,718	100,415
Gross profit	6,704	12,668
General and administrative expenses	2,355	2,612
Operating income	4,349	10,056

Other income (expense):
Interest expense	(64)	(96)
Interest income	1	248
Other	-	63
	(63)	215

Income before income taxes	4,286	10,271

Income taxes	1,499	3,492

Net income	$2,787	$6,779

Per share data:
Basic earnings per share - common shareholders	$0.19	$0.47

Diluted earnings per share - common shareholders	$0.19	$0.47

Weighted-average shares	14,455	14,381
Effect of dilutive securities: employee stock options	6	27
Adjusted weighted-average shares	14,461	14,408

Depreciation and amortization included in expense above	$6,126	$5,650

Cash dividend declared per common share	$0.10	$0.10

CONTACT:
Gulf Island Fabrication, Inc.
Kirk J. Meche, 985-872-2100
President and Chief Executive Officer